EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
August 8, 2008

Contact:	David M. Kepler President & Chief Executive Officer 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2008
Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF.OB) announced today the financial results for its fourth fiscal quarter. Due largely to a non-cash impairment charge with respect to one investment and an increase in the allowance for loan losses, for the quarter ended June 30, 2008, the Corporation reported a net loss of $1.4 million, or $0.63 per share, compared to net income of $206,000, or $0.09 per share, for the same quarter in 2007.
The quarter-to-quarter decrease in net income was attributed primarily to the non-cash impairment charge on investment securities of approximately $1.8 million resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). Rating agency downgrades of the underlying mortgage-related securities held in the Fund had significantly decreased the net asset value of the Fund. In May 2008, the manager of the Fund informed Greenville Federal that the “redemption in kind” feature of the Fund had been activated, meaning that any investor in the Fund wanting to redeem its investment in the Fund would receive payment mostly in the form of the securities held in the Fund’s portfolio in the amount of its representative interest in the securities held by the Fund, rather than in the form of cash. It is the policy of the Fund to pay cash in an amount not to exceed $250,000 over a ninety-day period to each investor requesting redemption. In light of the continuing decline in the fair value of the Fund, the securities downgrades and the activation of the redemption in kind feature, the Board of Directors of Greenville Federal determined that the impairment in the value of the Fund is other-than-temporary, requiring the expensing of the impairment charge.
Although the impairment charge reduced the net income of the Corporation for the quarter and the year ended June 30, 2008, through March 31, 2008, $695,000 of such impairment before taxes was already recognized, as a $459,000 reduction in equity net of tax effects, in accordance with Financial Accounting Standard No. 115, in the financial statements of the Corporation. The Corporation does not expect that the impairment charge will result in future cash expenditures. As of June 30, 2008, Greenville Federal’s investment in the Fund had a fair value of $16.2 million.
Greenville Federal remained well capitalized under the Office of Thrift Supervision’s capital requirements at June 30, 2008, after the quarterly loss.
In addition to the impairment charge, the decrease in net income reflected an increase of $182,000 in the provision for losses on loans, an increase of $127,000, or 13.8%, in general, administrative and other expense, and a decrease of $29,000, or 12.2%, in other income, which were partially offset by a $499,000 decrease in federal income taxes and an increase of $65,000, or 6.6%, in net interest income.
The increase in the provision for losses on loans was due primarily to loan charge-offs and an increase in the level of delinquent loans during the period.
The increase in general, administrative and other expense for the quarter was due primarily to a $60,000 increase in professional fees, a $25,000 increase in other operating expenses, a $25,000 increase in employee compensation and benefits, a $20,000 increase in data processing expense and a $9,000 increase in provision for loss on the sale of real estate acquired by foreclosure, partially offset by a decrease of $11,000 in franchise taxes.
The decrease in federal income taxes was primarily due to the decline in pre-tax income period to period.

The net loss for the fiscal year ended June 30, 2008, was $923,000, or $0.42 per share, a decrease of $1.6 million compared to the fiscal year ended June 30, 2007. The decrease was attributed primarily to the $1.8 million non-cash impairment charge, a $169,000 increase in the provision for losses on loans, and a $225,000 increase in general, administrative and other expense, partially offset by a $488,000 decrease in federal income taxes, a $127,000 increase in net interest income and a $35,000 increase in other income.
The increase in general, administrative and other expense for the fiscal year was due primarily to a $77,000 increase in data processing expense, a $52,000 increase in professional fees, a $44,000 increase in employee compensation and benefits, a $32,000 increase in other operating expenses, and a $31,000 increase in provision for loss on the sale of real estate acquired through foreclosure, partially offset by a $16,000 decrease in occupancy and equipment expense. The increase in net interest income was due to a $176,000 decrease in interest expense offset by a $49,000 decrease in interest income. The increase in other income was due primarily to a $43,000 increase in customer service charges, partially offset by a $4,000 decrease in gain on sale of real estate acquired through foreclosure and a $4,000 decrease in other operating income.
The decrease in federal income taxes was primarily due to the decline in pre-tax income year to year.
The Corporation reported total assets of $126.1 million at June 30, 2008, total liabilities of $104.3 million, including deposits of $83.7 million, and total shareholders’ equity of $21.9 million. The decline of $3.6 million in total assets was due to the use of proceeds from maturing investments to repay advances from the Federal Home Loan Bank. Proceeds from maturing investments were also used to fund the increase in loans receivable.
On July 16, 2008, Greenville Federal redeemed $250,000 of its investment in the Fund for cash. Greenville Federal anticipates continuing to redeem $250,000 of its investment in cash every ninety days unless and until it decides to redeem the remainder of its investment in exchange for underlying securities in the Fund. At June 30, 2008, approximately 85% of the underlying securities in the Fund were mortgage-backed securities, while approximately 15% consisted of repurchase agreements.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.
Forward Looking Statements
Certain statements contained in this news release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” “intends” and similar expressions as they relate to the Corporation, Greenville Federal or their managements are intended to identify such forward looking statements. The Corporation’s actual results, performance, achievements or actions may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general and local economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30,	June 30,
	2008	2007
	(Unaudited)
ASSETS

Cash and cash equivalents	$7,220	$3,527
Investment securities	19,458	29,728
Loans receivable	89,851	87,413
Other assets	9,597	9,040

Total assets	$126,126	$129,708

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$83,697	$79,633
Advances from the FHLB	19,214	26,125
Other liabilities	1,359	1,206

Total liabilities	104,270	106,964

Shareholders’ equity	21,856	22,744

Total liabilities and shareholders’ equity	$126,126	$129,708

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fiscal year ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Total interest income	$7,422	$7,471	$1,765	$1,887

Total interest expense	3,416	3,592	720	907

Net interest income	4,006	3,879	1,045	980

Provision for losses on loans	189	20	189	7

Net interest income after provision for losses on loans	3,817	3,859	856	973

Other income	860	825	209	238

Impairment charge on investment securities	1,820	—	1,820	—

General, administrative and other expense	4,011	3,786	1,045	918

Income (loss) before income taxes (credits)	(1,154)	898	(1,800)	293

Income taxes (credits)	(231)	257	(412)	87

NET INCOME (LOSS)	$(923)	$641	$(1,388)	$206

EARNINGS (LOSS) PER SHARE-basic and diluted	$(0.42)	$0.29	$(0.63)	$0.09